EXHIBIT 23.2

[Bond & Pecaro, Inc. letterhead]

March 9, 2016

VIA E-MAIL: evanm@salem.cc

Mr. Evan D. Masyr

Senior Vice President and Chief Financial Officer

Salem Media Group, Inc.

4880 Santa Rosa Road #300

Camarillo, CA 93012

Dear Mr. Masyr:

Bond & Pecaro, Inc. hereby grants permission to Salem Media Group, Inc. to use the Bond & Pecaro, Inc. name and data from our work product as of December 31, 2015 in public filings with the Securities and Exchange Commission.

I hope that this letter is responsive to your needs at this time. Please do not hesitate to let us know if you need anything additional.

Sincerely,

/s/ Timothy S. Pecaro

Timothy S. Pecaro

cc.	Jim Brown